LICENSE AGREEMENT

     This LICENSE AGREEMENT (the "Agreement"), dated as of April 21, 1997, is between Immuno International AG, Zollikerstrasse 60, CH-8702 Zollikon,
Switzerland,   a  Swiss  corporation   (together  with  its  subsidiaries,   the
"Licensor") and Haemacure Corporation, 16771 Chemin Ste.-Marie, Kirkland, (Quebec) H9H 5H3, Canada, a Canadian corporation ("Licensee").

     Licensor is endeavoring to develop a topical biological product (consisting, among other things, of fibrinogen and thrombin which are combined), in any form, including, but not limited to, freeze-dried and frozen ("Fibrin Sealant").

     The Fibrin Sealant product described in Licensor's Product License Application No. 87-0509 ("Licensor's PLA") on file with the U.S. Food and Drug Administration ("FDA") as of March 24, 1997 (the "Order Effective Date"), the date of acceptance by the Federal Trade Commission ("FTC") of a Consent Order (the "Order") entered into between Baxter International Inc. ("Baxter") and the FTC, File No. 971-0002, and as such product may be modified as of the time of initial licensure by the FDA, is referred to herein as the "Product."

     Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, a royalty-free license, in perpetuity, to use Licensor's Assets (as defined below) for the research, development, manufacture, use, importation and/or sale in the United States and its territories and possessions (the "Territory") of Fibrin Sealant products.

     Licensor and Licensee are entering into a contract manufacturing agreement of even date herewith (the "Manufacturing Agreement").

     Now, therefore, in consideration of the premises and of the mutual covenants, representations and warranties herein contained, the parties hereto agree as follows.

1.   GRANT

     1.1 Grant of License to Use of Assets. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a royalty-free license in perpetuity, to the Assets of Licensor to make, have made, use, sell, offer for sale, research, develop and/or import Fibrin Sealant products in the Territory. The license hereunder extends to all rights under the United States patents listed on Exhibit A hereto, including all continuations, continuations-in-part, divisions, renewals, substitutions, reissues, reexaminations and extensions thereof, to make, have made, use, sell, offer for sale, research, develop and/or import Fibrin Sealant products in the Territory (the "Patent Rights").

     1.2 Limitations. Nothing in this Agreement shall be construed to provide either party with any rights to assets of the other party or its Affiliates (as defined below) other than as specifically provided in this Agreement. Licensor specifically retains the right to do itself all things it is licensing hereunder, except for restrictions on licensing or assigning in Section 2 hereof.

     1.3 Assets. The term "Assets" means all of the Licensor's rights and other assets relating to the research, development, manufacture, use and/or sale of the Product and of Licensor's liquid formulation Fibrin Sealant product which is manufactured and sold in a frozen state ("Frozen Formulation"), as of the Order Effective Date, and includes, without limitation, all formulations, Patent Rights, trade secrets, technology, know-how, specifications, designs, drawings, processes, pre-clinical and clinical data, production information, manufacturing information, testing and quality control data, research materials, technical information, software, information stored on management information systems (and specifications sufficient for the Licensee to use such information) and all data, contractual rights, materials and information relating to FDA and other governmental or regulatory approvals for the Territory, as they may exist on the Order Effective Date. Assets shall not include any trademarks, trade names, or sales or marketing information, or any assets relating to Licensor's plasma quality, including, but not limited to, screening of plasma for genetic material or infectious agents by polymerase chain reaction methodology (other than information regarding types of viruses tested for and required acceptance levels, as included in testing and quality control data above). All of the foregoing Assets, except for Patent Rights, are "Technical Information." Assets shall include the Technical Information required for Licensee to make, have made, use or sell the Product as licensed by the FDA.

2.   LICENSE, SUBLICENSE AND ASSIGNMENT

     2.1  Licensee Sublicensing.

          (a) Licensee may sublicense its rights under this Agreement without the consent of Licensor to any entity controlling, controlled by or under common control with Licensee (an "Affiliate"), for any reason and to third party contract manufacturers which are Responsible Suppliers (as defined in Section 10 below) solely for the manufacture of Fibrin Sealant products using the Assets for Licensee's account. For purposes of this Agreement, a party is "controlled" if the controlling party owns more than 50% of the equity of such party.

          (b) Licensee may also sublicense its rights hereunder to a third party or parties without Licensor's consent (a "Third Party Sublicensee"),

               (i) during the Manufacturing Period (as defined in Section 8.1 below), in whole and not in part, and

               (ii)  thereafter, in whole or in part, or both,

     provided that in the event of such a sublicense, Licensor may assign, license or otherwise transfer Assets without restriction.

          (c) A sublicense which is the equivalent of an assignment or which grants exclusive rights to the sublicensee of substantially all the rights licensed hereunder or otherwise substantially limits or restricts the Licensee's independent exercise of its rights hereunder shall be subject to the provisions of Section 2.3 below.



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


     2.2  Licensor Licensing.

          (a) Without the prior written consent of Licensee, prior to a Third Party Sublicense pursuant to Section 2.1(b) hereof, Licensor shall not license the Assets to a third party to make, use, sell or import Restricted Products (as hereafter defined) for sale in the Territory (a "Restricted License").

          (b) "Restricted Products" for purposes of this Section shall mean the Product, Frozen Formulation, and Volume Variations (as defined in the Manufacturing Agreement), together with the Product and Frozen Formulation as improved during the period ended on the fourth anniversary of the date of initial FDA licensure of the Product as a result of changes to the manufacturing process set forth in the first sentence of Section 8.1 hereof or as a result of improvements developed by the Licensor and licensed by the FDA during the Manufacturing Period.

          (c) In the event that Licensor wishes to enter into a third-party license to the Assets for any Fibrin Sealant product in the Territory other than a Restricted License, Licensor shall notify Licensee and the payments thereafter due under Section 3 hereof shall be reduced as follows: the payment due from Licensee under subsection (b)(v) shall be reduced to $4,000,000; the payment due from Licensee under subsection (b)(vi) shall be reduced to $4,000,0000; and the payment due from Licensee under subsection
     (c) shall be reduced to $4,000,000. If any payment set forth in Section 3 is due prior to the entry into of such a non-Restricted License, such payment shall not be reduced. This reduction shall apply to the first such non-Restricted License granted and not to any subsequent license.

          (d) Licensor may license or otherwise transfer the Assets without the consent of Licensee without restriction except as set forth in this Section and to any of its Affiliates for any reason and to third party contract manufacturers to make Fibrin Sealant products using the Assets for Licensor's own account or to purchasers of the Licensor's products for use or sale of such products.

     2.3  Assignment.

          (a) Each party may assign its rights hereunder as a part of a sale or change of control of all or substantially all of its respective assets without the consent of the other party, and Licensor may assign its rights hereunder as a part of a sale of the division in which the Assets are held with the consent of Licensee, which consent may not be unreasonably withheld.  Such  consent  of  the  Licensee  shall  not be  required  for a financially viable assignee that agrees to be bound by Licensor' s obligations to Licensee under this Agreement and the Manufacturing Agreement, provided that (i) Licensor or an Affiliate of Licensor owns a substantial equity interest in the assignee, (ii) during the Manufacturing Period (as defined in Section 8.1 below), such assignee does not change the manufacturing situs for the Product, and (iii) during the Manufacturing Period, the assignment does not adversely affect Licensee's complete and timely access to the Assets.



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


          (b) Licensee may assign its rights under this Agreement, in whole and not in part, to a third party without Licensor's consent, provided that (i) during the Manufacturing Period, the assignee and the assignment receive prior approval of the FTC, (ii) the assignee assumes Licensee's obligations under this Agreement, (iii) Licensee remains fully liable under this Agreement and (iv) any such assignment by Licensee shall allow Licensor to assign, license or otherwise transfer Assets without restriction.

     2.4  Payment by Licensee for Sublicensing or Assigning.

          (a) If Licensee sublicenses or assigns its rights (other than in connection with a sale or change of control of all or substantially all of its assets) hereunder within three years of the date of this Agreement, the unpaid installments set forth in Sections 3(a) through (c) below shall become immediately due and be paid to Licensor at the time of such sublicense or assignment.

          (b) If Licensee sublicenses or assigns its rights (other than in connection with a sale or change of control of all or substantially all of its assets) hereunder after three years from the date of this Agreement, the payment specified in Section 3(c) below shall become immediately due and be paid to Licensor at the time of such sublicense or assignment, and the sublicense or assignment shall require the sublicensee or assignee to assume the obligations for all unpaid installments; and, in the case of a sublicense, Licensee shall remain primarily responsible for such installments and the sales of the sublicensees shall be included in Gross Sales for purposes of Section 3(b) below.

     2.5 Notice, etc. Each party shall be obliged to notify the other not less than 30 days prior to entering into any assignment, license or sublicense hereunder. Any assignment or sublicense hereunder shall provide that it is subject to the terms of this Agreement.

3.   CONSIDERATION

     Subject to the achievement of the milestones provided in Section 4(b) below, the maximum aggregate consideration payable hereunder shall be U.S. $22,500,000, payable as follows:



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


          (a) Upon FTC approval of this Agreement (in consideration of the Patent Rights licensed hereunder) $1,500,000

          (b)  For all other rights licensed hereunder:

               (i)   Upon licensure of Covered Product by
                     the FDA                                             250,000

               (ii)  Upon delivery to Licensee of its first
                     order of Covered Product                          1,000,000

               (iii) Upon FDA licensure of Licensee to
                     manufacture Covered Product                       1,500,000

               (iv)  Upon achievement of total Gross Sales
                     of $50,000,000                                    3,250,000

               (v)   Upon achievement of total Gross Sales
                     of $150,000,000                                   5,000,000

               (vi)  Upon achievement of total Gross Sales
                     of $250,000,000                                   5,000,000

          (c) Upon sublicense or assignment by Licensee to a Third Party Sublicensee or assignee (a one-time payment for the first such sublicense or assignment) 5,000,000

     Of the payment under (a) above, $500,000 shall be refunded by Licensor to Licensee if the FDA has not licensed the Product by January 1, 1998, and an additional $750,000 shall be refunded by Licensor to Licensee if the FDA has not licensed the Product by July 1, 1998. Such refunds shall be paid within 30 days of the missed date.

     Gross Sales in the schedule of milestones in Section 3(b) means sales of Covered Product. "Covered Product" means (a) Product and Frozen Formulation contract manufactured by Licensor for Licensee or its transferees ("Contract Manufactured Product"), (b) Product and Frozen Formulation made, used or sold by or for Licensee or its transferees using any of the Assets, and (c) other Fibrin Sealant products made, used or sold by or for Licensee or its transferees using, or resulting from use of, any of the Assets. Gross Sales shall be determined in accordance with generally accepted accounting principles consistently applied and as included in the audited financial statements of Licensee or its transferees. Any disputes regarding the amount of Gross Sales shall be resolved by a nationally-recognized independent public accounting firm selected by agreement of the parties, or, failing agreement, by lot, and the determination of such firm shall be final and binding on the parties.

     Sales between and among Licensee, its Affiliates and sublicensees shall not be included in Gross Sales to the extent re-sold by the recipient, but sales by Licensee, its Affiliates and sublicensees to independent third parties shall be included in Gross Sales.



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


4.   COVENANTS

     4.1 Right of Reference. Licensor grants to Licensee the right of continued reference to the data contained in the Licensor PLA as of the date the Product is first licensed by the FDA for sale in the United States. Licensor shall make all necessary filings with the FDA authorizing the FDA to refer to the Licensor PLA for the data in support of the Licensee Product Licensing Application ("Licensee PLA") for the Product and, if it becomes subject to the Licensee PLA, the Frozen Formulation, including any supplemental or related Licensor PLAs, provided that the right of reference granted in this Section 4.1 does not constitute a general release of the data in the Licensor PLA, including any supplemental or related Licensor PLAs, except as it may appear in labeling. Any Improvements may be used by Licensee only pursuant to an Improvements License as provided in Section 7 below.

     4.2 FDA Approval Process. Licensor shall use commercially reasonable efforts to obtain all necessary FDA approvals to manufacture and sell the Product in the Territory. Licensor shall provide Licensee with reasonable notice of Licensor's efforts to develop, file and obtain approval of PLA and ELA for the Product and respond to Licensee's reasonable requests for information regarding such efforts. Licensor shall supply Licensee with a full copy of the PLA for the Product upon execution of this Agreement and a full copy of all modified PLAs for the Product and the Frozen Formulation applied for up to the time Licensee is licensed for a Covered Product by the FDA ("Licensee FDA Licensure") promptly after submission thereof to the FDA, including full reports of all summaries included in the PLA. Licensor shall promptly provide Licensee with copies of all correspondence with the FDA, and of all reports summarizing contacts or meetings with the FDA, regarding the Product or the Frozen Formulation. Licensor shall provide Licensee with prompt notice of any meetings with the FDA, consult with Licensee regarding such meetings and any proposed Product changes prior to meeting with the FDA and fumish reports summarizing such meetings to Licensee. Licensor shall retain ultimate responsibility for the FDA regulatory process for the Product and the Frozen Formulation. If Licensor attempts to abandon, withdraw or otherwise ceases to maintain the PLA, Licensor shall make all necessary filings with the FDA to transfer the PLA to Licensee or undertake such actions necessary to allow Licensee's continued ability to reference the PLA.

     4.3 Licensee FDA Approval. Licensee shall submit to the trustee appointed under Paragraph VI of the Order (the "Trustee") the periodic verified written reports setting forth in detail the efforts of the Licensee to sell the Product in the United States and to obtain all FDA approvals necessary to manufacture its own Product for sale in the United States. The first such report shall be submitted 60 days from the date the FTC approves this Agreement (the "FTC Approval Date") and every 90 days thereafter until all necessary FDA approvals are obtained by Licensee to manufacture Product for sale in the United States. Licensee shall report to the FTC and the Trustee within 10 days of its voluntarily ceasing the sale of the Contract Manufactured Product in the United States for any time period exceeding 60 days or abandoning its efforts to obtain all necessary FDA approvals to manufacture its own Product for sale in the United States. Licensee shall use all commercially reasonable efforts to obtain in an expeditious manner all FDA approvals to manufacture its own Product for sale in the United States, and, unless previously effected, as promptly as practicable after the execution of this Agreement, Licensee shall prepare and submit to the FTC a certification of Licensee's good faith intention and its plan for doing so.

     4.4 Maintenance of Assets. While the obligations imposed under the Consent Order are in effect, Licensor shall take such actions as the FTC may require:
(a) to maintain the viability and marketability of the Assets as well as all tangible assets, including manufacturing facilities, needed to contract manufacture and sell the Product; and (b) to prevent the destruction, removal, wasting, deterioration or impairment of any of the Assets or tangible assets, including manufacturing facilities, needed to contract manufacture and sell the Product, except ordinary wear and tear.

     4.5 Patent Maintenance; Extension. Licensor shall pay any maintenance fee or take any other steps to maintain any of its Patent Rights relating to the Product in force; provided, however, Licensor shall not be required to do any of the foregoing if Licensor believes any such action would be contrary to its reasonable business judgment, in which event Licensor shall notify Licensee in writing at least 30 days prior to taking or not taking any action which would result in the loss of rights hereunder and if Licensee chooses, Licensor shall permit Licensee to take such actions at its own expense. Licensor agrees to petition the United States Patent and Trademark Office to restore the maximum patent term for the lead patent for which Patent Rights are licensed hereunder if such extension is available.

     4.6 Supply Agreement. Licensor agrees to enter into a Supply Agreement substantially in the form of Exhibit 4.6 attached hereto (the "Supply Agreement") upon Licensee's request at the time Licensee begins manufacturing the Product.

     4.7 Additions to Exhibit A. In the event that the Product as initially licensed by the FDA or the process for manufacturing the Product starting with fractionated plasma as initially licensed by the FDA infringe any patent (except for patents with respect to the process of manufacturing Feiba and thrombin) owned by Licensor, not on Exhibit A, Licensee and Licensor shall amend Exhibit A to include such patent(s).

5.   TERMINATION

     5.1  Termination  by FTC.  The  FTC may  terminate  this  Agreement  if the
Licensee (a) voluntarily ceases for 60 days or more the sale of Contract Manufactured Product in the United States prior to obtaining all FDA approvals to manufacture the Product for sale in the United States; (b) abandons its efforts to obtain all necessary FDA approvals to manufacture Product for sale in the United States; or (c) fails to obtain all necessary FDA approvals of its own to manufacture Product for sale in the United States within three years from the FTC Approval Date, provided, however, that the time period may be extended by the FTC in 12 month increments for a period not to exceed an additional 48 months if the Trustee certifies to the FTC that the Licensee made good faith efforts to obtain all necessary FDA approvals for manufacturing Product for sale in the United States and that such FDA approvals appear likely to be obtained within such extended time period. If all necessary FDA approvals to manufacture Product for sale in the United States are not obtained within the time frames specified by this Section 5.1, the FTC may terminate this Agreement. Licensor agrees to assist



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


Licensee in obtaining such extensions provided that the delay is caused by factors outside the control of Licensee (e.g., regulatory delay) and Licensee has been pursuing Licensee FDA Licensure in good faith. If this Agreement is so terminated, the Trustee shall grant a new license to a new licensee pursuant to the provisions of Paragraph VII of the Order. If this Agreement is terminated by the FTC pursuant to part 8(a) or (b) of Paragraph V of the Order, or pursuant to part 8(c) of Paragraph V of the Order on the basis that Licensee has not endeavored in good faith to obtain FDA approvals, any amounts set forth in Sections 3(b)(i) through (iii) hereof which have not been paid shall be paid by Licensee to Licensor. If this Agreement is terminated by the FTC pursuant to part 8(c) of Paragraph V of the Order resulting from Licensor's non-performance or breach of its obligations hereunder, Licensor shall refund all payments made by Licensee pursuant to Section 3 hereof.

     5.2 Termination by Parties. Either party may terminate this Agreement in the event of a material breach by the other, provided that the allegedly breaching party (and the Trustee, if applicable) is given written notice of such alleged breach and a reasonable time, not to exceed 30 days, in which to cure such breach. Such period to cure may be extended for up to 30 days, upon written request of the allegedly breaching party, if such additional time is reasonably necessary to effect such cure.

6.   REPRESENTATIONS AND WARRANTIES

     6.1  By Licensor.

          (a) Licensor warrants that (i) other than the patents listed on Exhibit A, neither the Product as currently proposed to be manufactured by Licensor nor the process for manufacturing the Product starting with fractionated plasma infringe any patent owned by Licensor in the Territory except for patents with respect to the process of manufacturing Feiba
     (which is expressly not licensed hereunder) and thrombin (which is expressly not licensed hereunder, but is covered in the Supply Agreement);
     (ii) it is the owner of the Patent Rights and Technical Information; (iii) it has the right to license said Patent Rights and Technical Information in the Territory in the manner set forth in this Agreement; (iv) it has not received and does not reasonably expect to receive any notice of litigation from any third party that the Product, as currently proposed to be made by Licensor, incorporates know-how or trade secrets wrongfully obtained directly or indirectly from said third party; and (v) it has not received any notice from any third party that the Patent Rights in the Territory incorporate know-how or trade secrets wrongfully obtained directly or indirectly from said third party.

          (b) Licensor warrants that it does not have actual knowledge of any patents of third parties which would be infringed in the Territory by the manufacture, use or sale of the Product, as currently proposed to be made by Licensor.

          (c)  Licensor  warrants  that  it has not  assigned  or  conveyed  any
     interest  in  the  Patent   Rights  or  Technical   Information   which  is
     inconsistent with the rights granted hereunder.



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


          (d) Licensor has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

          (e) The execution, delivery and performance by Licensor of this Agreement do not contravene or constitute a default under any provision of applicable law or any agreement, judgment, injunction, order, decree or other instrument binding upon Licensor.

          (f) This Agreement constitutes a valid and binding agreement of Licensor, enforceable against Licensor in accordance with its terms except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of affecting creditors' rights generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a preceding in equity or at law).

     6.2  By Licensee.

          (a) Licensee has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

          (b) The execution, delivery and performance by Licensee of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon Licensee.

          (c) This Agreement constitutes a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6.3 Negation of Representations and Warranties. Nothing in this Agreement shall be construed as:

          (a) an obligation of either party to bring, prosecute or defend actions or suits, or to assist the other party in bringing, prosecuting or defending actions or suits, against third parties for infringement, except as provided in Section 6.5; or

          (b)  conferring  the   right  to  use  in  advertising,  publicity  or
     otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of either party or any contraction thereof or the name of any of its employees, inventors, officers, and trustees in any advertising, promotional, or sales literature without the prior written consent of such party; or



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          (c)  conferring by  implication,  estoppel or otherwise any license or rights under any patents of Licensor other than the Patent Rights, regardless of whether such patents are dominant or subordinate to the Patent Rights; or

          (d) granting any rights to Licensor in any patents or trade secrets of Licensee developed independently of any Assets licensed hereunder and without use of any trade secrets, patents or other intellectual property of Licensor.

     6.4 Survival of Representations and Warranties. Representations and warranties contained herein shall survive the execution, delivery and performance of this Agreement by the parties, notwithstanding any investigation at any time made by or on behalf of any party or parties.

     6.5  Infringements. etc.

          (a) The parties agree to promptly notify each other of any suspected infringement by a third party of any Patent Rights or other rights licensed hereunder. Licensee shall promptly provide Licensor with the available evidence, if any, of such infringement. The parties agree to promptly notify each other of any claim or assertion that Licensor's rights to any of the Assets are limited or invalid. If infringement occurs, the parties agree to consult regarding the appropriate course of action.

          (b) If infringement occurs, Licensor may, at its option, and at its own expense, take steps to prevent further infringement by third parties of Patent Rights or other rights licensed hereunder.

          (c) In connection with any action taken by Licensor to prevent infringement of or defend challenges to any Patent Rights or other rights licensed hereunder, the Licensee shall cooperate fully and, if requested, make available to Licensor any and all relevant information, data, documents, consultants, expert witnesses, and any other materials or assistance reasonably required, provided that the costs of any such materials or assistance shall be paid for by the Licensor.

          (d) In the event Licensor fails to take reasonable steps to prevent further infringement of Patent Rights (other than the infringement of Patent Nos. 4,640,834 and 4,816,251) or other rights licensed hereunder by third parties within 30 days following notice of an infringement, Licensee shall have the right to take such action as it deems appropriate to halt such infringement, at its own expense, provided that the infringement is on Fibrin Sealant products in the Territory, and materially affects Licensee's exercise of the rights licensed hereunder. Licensee recognizes Licensor's substantial interest in the outcome of such proceedings and shall diligently pursue such proceedings with competent counsel. Licensee shall permit Licensor, at its own expense, to engage counsel and participate fully in such proceedings. Licensor agrees to cooperate fully with Licensee and execute any documents determined by Licensee to be necessary, at Licensee's expense.

          (e) The award or settlement in any such litigation shall be used first to reimburse the party taking such action for its fees and expenses, with any balance divided between the parties in proportion to the injury caused to each by the infringement.

          (f) The party taking enforcement action shall not settle any alleged infringement of the Patent Rights or rights licensed hereunder that would adversely affect the other party without such other party's prior written consent, which will not be unreasonably withheld.

7.   IMPROVEMENTS

     7.1 Licensor may develop improvements applicable to (i) the Product, (ii) the Frozen Formulation and (iii) Volume Variations, and their manufacture, licensed by the FDA during the Manufacturing Period (the "Improvements"). No such Improvements are included in the license granted hereunder.

     7.2 Licensor shall negotiate with Licensee for a royalty-bearing or other license agreement (the "Improvement License") for the right to use Improvements which have been developed by Licensor and licensed by the FDA for sale in the Territory during the Manufacturing Period. The field of use of such Improvement License shall be to use such Improvements to make, have made, use, sell and import Product and Frozen Formulation and Licensee's Volume Variations in the Territory. The Improvement License may be royalty-bearing and shall be subject to such other terms and conditions (including field of use limitations) as the Licensor may request, provided that such terms shall be reasonable, commercial terms for the license. The Improvement License may be either exclusive or non-exclusive, as determined by Licensor.

     7.3 Licensor shall, within 30 days of the end of the Manufacturing Period, send the Licensee a letter notifying Licensee of any Improvements Licensor has developed and offering the Licensee the opportunity to negotiate for an Improvement License (the "Improvement Letter"). The Improvement Letter shall set forth a name of person who the Licensor designates as its representative for the purpose of negotiating a license and the terms and conditions which Licensor proposes for the Improvement License. The Licensee shall within 45 days after the date of the Improvement Letter notify Licensee: (a) that it accepts the terms offered; (b) of its interest in negotiating the terms of the Improvement License in which case the notice shall name Licensee's negotiator and the terms Licensee desires to negotiate; or (c) that it waives its right to negotiate for such Improvements (which right shall be deemed waived in the event the Licensee does not respond to the Improvement Letter within the 45-day period.)

     7.4 If Licensee shall elect to negotiate the terms of an Improvement License pursuant to Section 7.3(b), the representatives shall arrange to meet within 15 days after the date of Licensee's notice and thereafter at the reasonable request of either party for a period of 45 days after the initial meeting and endeavor in good faith to reach an agreement on the terms of an Improvement License. If the parties are unable to reach agreement or an Improvement

License within such 45-day period, this Section 7 shall be deemed void as to such Improvements and the Licensee shall have no further rights under this Agreement in such Improvements.

8.   MANUFACTURING SUPPORT AND TECHNICAL INFORMATION TRANSFER

     8.1 Manufacturing Support. Licensor shall make available to Licensee at no additional cost all assays, standard operating procedures, manufacturing changes and quality control and testing procedures that constitute part of the manufacturing process for the Product (and Volume Variations) and the Licensor PLA for the Product during the manufacturing period under the Manufacturing Agreement (the "Manufacturing Period"), and the foregoing shall not be deemed Improvements covered by Section 7 hereof. Licensor agrees, once it begins manufacturing the Product and Frozen Formulation, upon reasonable notice and request from Licensee, to provide (a) such assistance and advice as is reasonably necessary to enable Licensee to obtain all necessary FDA approvals to manufacture the Product and Frozen Formulation for sale in the Territory, (b) such assistance as is reasonably necessary to enable Licensee to manufacture the Product and Frozen Formulation in substantially the same manner and quality employed or achieved by Licensor and (c) consultation with knowledgeable employees of Licensor and training at a facility of Licensee's choosing, for a period from Licensee's payment under Section 3(a) hereof through Licensee's FDA Licensure, sufficient to adequately train Licensee's personnel in the manufacture of the Product and Frozen Formulation for sale in the Territory. Such assistance shall include at least one on-site inspection of Licensor's facility that is performing the manufacturing under the Manufacturing Agreement, upon reasonable notice and request by the Licensee. The parties shall mutually agree in writing concerning details of such visits, including the frequency, subject matter involved, duration, respective representatives involved, and timing of such visits. Licensee will pay all of the traveling, living and other expenses of its own representatives and personnel incurred in connection with this Section 8.1 and will pay Licensor all of its direct costs of providing services (not including employees' salaries).

     8.2 Initial Transfer of Technical Information. In accordance with the License granted hereby, upon one month's notice to Licensor, Licensor shall furnish Licensee one copy of each of the documents embodying the Technical Information ("Initial Transfer Materials"), Licensor shall have no obligation to furnish any Initial Transfer Materials to any assignee or sublicensee of Licensee.

     8.3 Access to Technical Information. In addition to the manufacturing support described in Section 8.1 and in accordance with the License granted hereby, upon reasonable notice to Licensor, Licensor shall use all reasonable efforts to provide to Licensee Technical Information not part of Initial Transfer Materials for the purpose of enabling Licensee to obtain Licensee FDA Licensure, to manufacture the Product and the Frozen Formulation for sale in the Territory, and to improve the Product, for a period of two years after initial FDA licensure of the Product, and thereafter for the purposes of defending product liability and regulatory claims. Such access shall include consultation on reasonable notice with Licensor's employees knowledgeable about the Technical Information. Licensor shall only be obliged to answer Licensee's inquiries to the extent it is reasonably able to do so, and Licensor shall have no responsibility for any actions of Licensee based on such answers. Licensor shall not furnish, nor shall Licensee be deemed to have accepted, any information not requested by Licensee related to the Technical Information.

     8.4  Transfer  Log.  The  parties  shall  mutually   agree  in  writing  on
procedures for the memorialization of each Technical Information transfer, including keeping a transfer log of all documents provided to Licensee. The parties shall detail in written memoranda each oral communication, visit and inquiry. The party initiating the contact shall be responsible for drafting the memorandum memorializing the event. The other party shall have 14 days to respond to the memorandum.

     8.5 Commencement. Licensor shall not be required to furnish Technical Information or otherwise assist Licensee pursuant to this Section 8 prior to receipt of the payment contemplated by Section 3(a) of this Agreement.

9.   CONFIDENTIALITY

     To implement this Agreement and the Manufacturing Agreement, the parties have and will disclose confidential information to each other, including information regarding the Product. Any information transferred pursuant to this Agreement or the Manufacturing Agreement and deemed confidential by the transferring party shall be so designated at the time it is transferred or provided, whether provided in writing, visually or orally ("Confidential Information"). Each party agrees that it will not disclose Confidential Information to third parties, except, (i) after reasonable notice to the other party, to the extent required by appropriate governmental regulatory agencies (for filings, communication or other purposes) or pursuant to court order, (ii) to Affiliates and permitted sublicensees and assignees, and to such parties as may be necessary for the purposes of conducting research regarding Fibrin Sealant, but only after such parties have entered into agreements requiring the same terms of confidentiality as set forth herein, and (iii) as may be reasonably necessary, to potential customers for sales of Fibrin Sealant, so long as such disclosures do not diminish the value of the Assets. Where Confidential Information is required by a governmental regulatory agency or pursuant to a court order, the disclosing party shall cooperate fully with the other party's efforts in attempting to obtain a protective order or similar activity or protection with respect to such disclosures. Thirty days' notice shall be considered reasonable under this Section unless through no fault of the disclosing party a shorter period is required. The parties further agree to take such precautions as they would normally take with their own confidential and proprietary information to prevent disclosure of the Confidential Information to third parties except as provided herein. The obligations of confidentiality shall not, in any event, apply to any information, which, at the time of disclosure is available to the public in published literature or otherwise through no fault of the disclosing party or was already rightfully in the disclosing party's possession prior to disclosure to it by the other party, as demonstrated by documentary evidence preserved by the disclosing party.

10.  FOREIGN LICENSE

     At the request of Licensee, Licensor shall license Licensee or any Responsible Supplier the Foreign Equivalent Patents and the Technical Information owned by Licensor solely for the purpose of making and having made product in a country outside of the United States exclusively for import and sale by Licensee in the Territory. Such a license shall be granted only to a specific facility and only in one country at any one time. Such a license shall contain such terms and restrictions consistent with this Agreement as Licensor may reasonably require in order to secure its patent, trade secret and other intellectual property rights. For purposes of this Section, Foreign Equivalent Patents shall be patents based upon the disclosures in the patents listed on Exhibit A hereto and claiming identical or equivalent inventions. A Responsible Supplier shall mean a financially responsible party with adequate technical expertise willing to enter into appropriate agreements ensuring that the Technical Information and patent rights licensed pursuant to such a license will not be used or disclosed for any purpose other than manufacture of Product and Frozen Formulation for sale by Licensee in the Territory.

11.  INDEMNIFICATION

     11.1 By Licensee. Licensee shall indemnify, defend and hold Licensor harmless from and against all liability, demands, damages, expenses and losses, of any kind or nature whatsoever, arising from (a) the inaccuracy or breach of any representation or warranty of Licensee contained in this Agreement; (b) the breach of any covenant or other agreement of Licensee in this Agreement; (c) the death, personal injury, illness or property damage arising out of the manufacture, use, sale or other disposition of any Product or Frozen Formulation manufactured by or for Licensee or its sublicensees or assignees, excepting Product or Frozen Formulation manufactured by Licensor under the Manufacturing Agreement, the indemnification provisions of which shall be controlling; provided, however, that such is not the result of Licensor's own negligence and that Licensee shall not indemnify Licensor for any liability arising out of a claim relating to Licensor's right to enter into this Agreement or its right to license any of the Patent Rights to Licensee hereunder. As used in this Section, Licensor and Licensee include their respective Affiliates, trustees, officers, agents and employees.

     11.2 By Licensor. Licensor shall indemnify, defend and hold Licensee harmless from and against all liability, demands, damages, expenses and losses, of any kind or nature whatsoever, arising from (a) the inaccuracy or breach of any representation or warranty of Licensor contained in this Agreement; (b) the breach of any covenant or other agreement of Licensor in this Agreement; (c) Licensor' s misappropriation of the trade secrets or know-how of third parties with respect to the Patent Rights or Technical Information, insofar as it is incorporated in the Product as made by Licensor.

12.  EXPORT OF TECHNICAL INFORMATION

     Notwithstanding any other provisions of this Agreement, Licensee agrees to make no disclosure or use of any Technical Information furnished or made known to it by Licensor pursuant to this Agreement except in compliance with the laws and regulations of the United States of America relating to exports as they may exist from time to time, including, without limitation, regulations promulgated by the Office of Foreign Asset Control and the Export Control Regulations promulgated by the Office of Export Control, Bureau of International Commerce, U.S. Department of Commerce and in particular, Licensee agrees that it will not, directly or indirectly, export any Technical Information or the "direct product" thereof to any country or countries for which a validated license is required pursuant to said Export Control Regulations without first obtaining such a validated license.

13.  GENERAL PROVISIONS

     13.1 Expenses. Except as otherwise provided in this Agreement, the Manufacturing Agreement or the Supply Agreement, each party shall bear its own expenses incident to or incurred in connection with the transactions contemplated in this Agreement, including but not limited to fees of attorneys, accountants, brokers and finders.

     13.2 Further Action. Each party hereto shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and to obtain for Licensee the benefits of the Assets.

     13.3 Notices. All notices which are permitted or required under this Agreement shall be in writing and shall be deemed given when delivered personally, by datafax, telex or telegram, or if sent, three business days after being mailed by registered or certified mail, postage prepaid, or by such other method (including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party:

     If to Licensor:       Immuno International AG
                           Zollikerstrasse 60
                           CH-8702 Zollikon, Switzerland
                           Attention:       Chairman
                           Phone:           41.1.395.2070
                           Facsimile:       41.1.395.2087

     with a copy to:       Baxter International Inc.
                           One Baxter Parkway
                           Deerfield, Illinois 60015
                           Attention:       General Counsel
                           Phone:           847-948-3210
                           Facsimile:       847-948-4266

     If to Licensee:       Haemacure Corporation
                           2 North Tamaimi Trail, Suite 900
                           Sarasota, Florida  34231
                           Attention:       Marc M. Paquin
                           Phone:           941-361-2166
                           Facsimile:       941-365-1051

     with a copy to:       Haemacure Corporation
                           16771 Chemin Ste.-Marie
                           Kirkland, (Quebec) H9H 5H3
                           Canada
                           Attention:       Ira Weisberg
                           Phone            514-426-7181
                           Facsimile:       514-630-7756

     with a copy to:       Foley & Lardner
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202-5367
                           Attention:       James F. Stern
                           Phone:           414-271-2400
                           Facsimile:       414-297-4900

     13.4 Public Disclosure. Except to the extent otherwise required by law, any public disclosure of the subject matter of this Agreement (including but not limited to press releases) by any party shall be approved by all parties prior to release, provided that such approval shall not be unreasonably withheld or delayed; such consent shall not be required for later disclosures consistent with previously-approved disclosures.

     13.5 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     13.6 Entire Agreement. This Agreement, including all schedules and exhibits hereto, and the Supply Agreement and the Manufacturing Agreement, constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof.

     13.7 Modification and Amendment. This Agreement may not be modified, amended or terminated except by written agreement specifically referring to this Agreement signed by the parties hereto.

     13.8 Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     13.9 Governing Law. This Agreement shall be governed by the substantive, internal laws of the state of Illinois applicable to contracts made and to be performed therein.

     13.10 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.11 Relationship of Parties. Licensor and Licensee are not, and nothing in this Agreement shall be construed to constitute them, partners, joint venturers, agents, representatives or employees of the other, nor to create any relationship between them other than that of an independent contractor. Neither party shall have any responsibility or liability for the actions of the other party except as specifically provided herein. Neither party shall have any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

     IN WITNESS WHEREOF, the parties, by their duly authorized officers, have signed this Agreement on the date first written above.

IMMUNO INTERNATIONAL AG                     HAEMACURE CORPORATION



By: /s/ TIMOTHY B. ANDERSON                By: /s/ IRA WEISBERG
   ----------------------------------          ---------------------------------
    Name:  Timothy B. Anderson                 Name:  Ira Weisberg
    Title: Director                            Title: Vice President, Operations



By: /s/ THOMAS H. GLANZMANN
   ----------------------------------
    Name:  Thomas H. Glanzmann
    Title: Director

                                                                       Exhibit A


                     UNITED STATES PATENTS

 Number                         Subject                               Date
 ------                         -------                               ----

4,362,567       Tissue adhesive                                 December 7, 1982

4,414,976       Tissue adhesive                                November 15, 1983

4,298,598       Tissue adhesive                                 November 3, 1981

4,377,572       Tissue adhesive                                   March 22, 1983

4,909,251       Tissue adhesive                                   March 20, 1990

4,640,834       Method of inactivating reproducible             February 3, 1987
                filterable pathogens in blood products
                as well as a method of producing blood
                products

4,816,251       Method of inactivating reproductives              March 28, 1989
                filterable pathogen in fibrinogen and
                factor XIII compositions

                                                                     Exhibit 4.6



                                SUPPLY AGREEMENT

     This SUPPLY AGREEMENT (the "Agreement") is made as of the ____ day of _________, 20/19__ between Immuno International AG, Zollikerstrasse 60, CH-8702 Zollikon, Switzerland, a Swiss corporation ("Immuno") and Haemacure Corporation, 16771 Chemin Ste.-Marie, Kirkland, (Quebec), H9H 5H3, Canada, a Canadian corporation ("Haemacure").

                                 R E C I T A L S

     Haemacure and Immuno have entered into a license agreement dated as of April 21, 1997 (the "License Agreement") and a manufacturing agreement of even date with the License Agreement (the "Manufacturing Agreement").

     Pursuant to the License Agreement, Haemacure is to pursue licensure by the United States Food and Drug Administration (the "FDA") to sell product of its own manufacture ("FDA Licensed Product") under the Licensee PLA (as defined in the License Agreement) based upon the equivalency of the FDA Licensed Product to the Product (as defined in the License Agreement).

     A component of the Product is thrombin, which can be derived from Immuno's bulk activated prothrombin complex concentrate ("Bulk Feiba"), and Immuno and Haemacure wish to make provision for supplying Haemacure with Bulk Feiba under the terms of this Agreement at such time as Haemacure commences production of its FDA Licensed Product.

                                C O V E N A N T S

     Accordingly, the parties agree as follows:

     1. SALE. During the term of this Agreement, Immuno will sell to Haemacure all of Haemacure's requirements of Bulk Feiba in connection with the production of thrombin for use solely in Haemacure's production of the FDA Licensed Product and Product Extensions (as hereafter defined) for sale in the United States and its possessions (the "Territory") pursuant to the License Agreement. The quantities and delivery schedules shall be as specified in purchase orders submitted by Haemacure. Haemacure shall pay all invoices for Bulk Feiba delivered by Immuno in accordance with normal commercial terms. Immuno will supply Bulk Feiba to Haemacure in the form in which Immuno stores it. All sales of Bulk Feiba shall be subject to the terms and conditions of this Agreement and, to the extent they specify quantities, destinations and delivery dates, to Haemacure's purchase orders, and shall not otherwise be subject to the terms, conditions or provisions of any confirmation or business form of either party. For purposes of this Agreement, "Product Extensions" shall mean Covered Product (as defined in the License Agreement) which (i) is substantially equivalent to the FDA Licensed Product, (ii) results from FDA Licensed Product improvements, new indications or changes in viral inactivation or removal, or (iii) which is otherwise modified in a manner which does not materially change the nature of the product, its formulation and application. Subject to Section 9 below, "Product Extensions" shall also mean Covered Product which constitutes an improvement, new indication, extension or modification derived from Fibrin Sealant core technology embodied in the FDA Licensed Product, including changes in manufacturing process, but only if Haemacure demonstrates that no alternate source of thrombin is available to it because of FDA non-approval, after the exercise of all commercially reasonably efforts by Haemacure to obtain such approval.

     2. PRICE. The price paid by Haemacure to Immuno for Bulk Feiba shall be Immuno's actual cost of obtaining and processing Bulk Feiba, plus 20%.

     3. QUALITY. Immuno warrants that all Bulk Feiba supplied by Immuno shall at the time of shipment be of a quality as specified in Immuno's Product Licensing Application for the Product as used by Immuno and approved by the FDA.

     4. DELIVERY. Immuno shall ship all Bulk Feiba ordered by Haemacure F.O.B. Immuno's place of manufacture, with Haemacure responsible for all shipping costs and customs duties.

     5. USE. The Bulk Feiba sold to Haemacure hereunder may not be used for any purpose other than set forth in Section 1 hereof. Specifically, the Bulk Feiba may not be offered for resale or used in humans without being constituted into thrombin and used to produce a Fibrin Sealant product.

     6. OTHER TERMS. Other terms and conditions of sale of Bulk Feiba to Haemacure pursuant to this Agreement that are not expressly provided for herein shall be in accordance with commercially reasonable standards and substantially similar in all material respects to terms and conditions offered to any other customer of Immuno for substances similar to Bulk Feiba.

     7. TERM OF AGREEMENT. This Agreement shall commence at the end of the Manufacturing Period set forth in the Manufacturing Agreement and continue for a period of five years from the date Haemacure commences manufacturing of the FDA Licensed Product. If at the expiration of the initial five year term, this Agreement is still in force and Haemacure can demonstrate that, after exercising all commercially reasonable efforts, it has been unable to obtain FDA approval of thrombin of its own manufacture or manufactured by others for inclusion in the FDA Licensed Product, Haemacure may upon written notice to Immuno, not more than 180 days and not less than 90 days prior to the expiration, extend the term of this Agreement for an additional period of two years. Haemacure may terminate this Agreement upon 120 days' written notice to Immuno. Immuno may terminate this Agreement upon 60 days' written notice to Haemacure if the second sentence of Section 8 below is applicable.

     8. AVAILABILITY OF THROMBIN. Haemacure acknowledges that it is capable of manufacturing thrombin and may have access to thrombin from other manufacturers. Immuno shall not be required to sell Bulk Freiba to Haemacure to the extent thrombin is available to Haemacure on commercially reasonable terms and may be included in the FDA

Licensed Product pursuant to FDA regulations. Haemacure shall take all commercially reasonable steps to cause thrombin which is available from sources other than Immuno on commercially reasonable terms to be approved by the FDA for use in the FDA Licensed product. Immuno agrees that one-half of the out-of-pocket expenses reasonably incurred by Haemacure in seeking such FDA approval of an alternate source of thrombin for FDA Licensed Product and Product Extensions, after such approval is received, will be deducted from the next milestone payment due under Section 3(b) of the License Agreement, provided that such deduction shall not exceed $250,000.

     9. ARBITRATION. Any dispute between the parties concerning whether Haemacure has exercised all commercially reasonable efforts to have an alternate source of thrombin approved by the FDA for FDA Licensed Product and Product Extensions, as such pertain to the last sentence of Section 1, and to Sections 7 and 8, of this Agreement shall be finally resolved by arbitration in Chicago, Illinois in accordance with the commercial arbitration rules of the American Arbitration Association.

     10. PATENTS AND KNOW-HOW. Immuno shall make available to Haemacure all Technical Information (as defined in the License Agreement) used by Immuno to process Bulk Feiba to make thrombin ("Thrombin Technical Information"). The Thrombin Technical Information shall be made available in the same manner as Technical Information under the License Agreement but shall be used only as provided in this Agreement. During the term of this Agreement, Haemacure may use the Thrombin Technical Information for the purpose of making thrombin from Bulk Feiba for use solely in Haemacure's production of the FDA Licensed Product and Product Extensions for sale in the Territory. In addition, in the event that there are any existing patents or any patents are issued to Immuno on this process during the term of this Agreement, Immuno covenants not to sue Haemacure for any infringement by Haemacure of such patents that may occur by Haemacure's use of Bulk Feiba supplied by Immuno to make thrombin for use in accordance with
Section 1 hereof.

     11. CONFIDENTIALITY. The parties agree that the Thrombin Technical Information constitutes Confidential Information as that term is defined in
Section 9 of the License Agreement. The provisions of such Section 9 shall apply to Thrombin Technical Information except that Haemacure shall not disclose the information to potential customers for sales of Fibrin Sealant as contemplated by Section 9(iii) of the License Agreement. Upon expiration or other termination of this Agreement, the right to use the Thrombin Technical Information and the covenant not to sue set forth in Section 9 of this Agreement shall terminate and Haemacure shall: (i) cease any use of the Thrombin Technical Information; (ii) destroy all copies of all documents containing Thrombin Technical Information; and, thereafter, shall not use or disclose such information.

     12. EXPORT OF TECHNICAL INFORMATION. Notwithstanding any other provisions of this Agreement, Haemacure agrees to make no disclosure of use or any Technical Information furnished or made known to it by Immuno pursuant to this Agreement except in compliance with the laws and regulations of the United
States of America relating to exports as they may exist from time to time, including, without limitation, regulations promulgated by the Office of Foreign Asset Control and the Export Control Regulations promulgated by the Office of Export Control, Bureau of International Commerce, U.S. Department of Commerce and in particular, Haemacure agrees that it will not, directly or indirectly, export any Technical Information or the "direct product" thereof to any country or countries for which a validated license is required pursuant to said Export Control Regulations without first obtaining such a validated license.

     13. PERMITTED BUYERS. In addition to supplying Bulk Feiba to Haemacure, Immuno will, at the request of Haemacure, supply Bulk Feiba to not more than three Permitted Buyers pursuant to the terms of this Agreement. For purposes of this paragraph, "Permitted Buyers" shall mean the following persons so long as and to the extent such person is so acting: a Responsible Supplier as defined in the License Agreement which is making the FDA Licensed Product or Product Extensions under agreement pursuant to Section 10 of the License Agreement; a permitted sublicensee of Haemacure rights under the terms of the License Agreement; a permitted Assignee of Haemacure's rights under the License Agreement; provided that such person has entered into appropriate agreements to assure (i) compliance with the terms of this Agreement, and the License Agreement and (ii) Thrombin Technical Information and patents will not be used or disclosed for any purpose other than that permitted pursuant to this Agreement. Nothing hereunder shall require Immuno to supply Haemacure and Permitted Buyers with Bulk Feiba in quantities greater than that would be required for Haemacure alone. The right to use the Thrombin Technical Information and the covenant not to sue in Section 9 hereof shall be limited to use permitted under this Agreement and shall terminate immediately upon the termination of any applicable license, assignment or supply agreement. Haemacure shall guarantee the full performance of any Permitted Buyer.

     14. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     15. AMENDMENT. This Agreement may only be amended by written instrument signed by Haemacure and Immuno.

     16.  COUNTERPARTS.   This  Agreement  may  be  executed  in   one  or  more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     17. SUCCESSORS AND ASSIGNS: LIMITATION UPON ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the respective legal representatives, successors, assigns and sublicensees of each of the parties. Haemacure may assign its rights under this Agreement only in connection with a sublicense or an assignment of its rights under the License Agreement.

     18. INTEGRATION. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement, and all other written or oral agreements relating to the subject matter hereof are hereby superseded.

     19. NOTICES. All notices which are permitted or required under this Agreement shall be in writing and shall be deemed given when delivered personally, by datafax, telex or telegram, or if sent, three business days after being mailed by registered or certified mail, postage prepaid, or by such other method (including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party:

         If to Immuno:              Immuno International AG
                                    Zollikerstrasse 60
                                    CH-8702 Zollikon, Switzerland
                                    Attention:       Chairman
                                    Phone            41.1.395.2070
                                    Facsimile:       41.1.395.2087

         with a copy to:            Immuno AG
                                    Indistriestrasse 67
                                    A-1221 Vienna
                                    Austria
                                    Attention:       Chief Financial Officer
                                    Phone:           43.1.20.100.2213
                                    Facsimile:       43.1.203.7124

         with a copy to:            Baxter Healthcare Corporation
                                    One Baster Parkway
                                    Deerfield, Illinois  60015
                                    Attention:       General Counsel
                                    Phone:           847-948-3210
                                    Facsimile:       847-948-4266

         If to Haemacure:           Haemacure Corporation
                                    2 North Tamiami Trail, Suite 900
                                    Sarasota, Florida  34231
                                    Attention:       Marc M. Paquin
                                    Phone:           941-361-2166
                                    Facsimile:       941-365-1051
         with a copy to:            Haemacure Corporation
                                    16771 Chemin Ste.-Marie
                                    Kirkland, (Quebec) H9H 5H3
                                    Canada
                                    Attention:       Ira Weisberg
                                    Phone:           514-426-7181
                                    Facsimile:       514-630-7756

         with a copy to:            Foley & Lardner
                                    777 East Wisconsin Avenue
                                    Milwaukee, Wisconsin  53202-5367
                                    Attention:       James F. Stern
                                    Phone:           414-271-2400
                                    Facsimile:       414-297-4900

     20. FORCE MAJEURE. Any failure by Haemacure to accept any Bulk Feiba, and any failure on the part of Immuno to deliver any Bulk Feiba, ordered by Haemacure pursuant to a purchase order in accordance with the terms of this Agreement, which failure is caused by any act of God, labor strike, inability to procure raw materials, or other cause beyond the control of Haemacure or Immuno as applicable and without fault or negligence by Haemacure or Immuno as applicable, shall not constitute a breach of this Agreement. In such event, the party which has been so affected shall immediately give notice to the other party and shall use all reasonable efforts to resume performance.

     21. GOVERNING LAW. THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above-written.

IMMUNO INTERNATIONAL AG                           HAEMACURE CORPORATION



By:                                               By:
   ---------------------------                       ---------------------------
    Name:                                             Name:
    Title:                                            Title:



By:
   ---------------------------
    Name:
    Title:



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